Exhibit 10.14

January 22, 2015

John Winge

Dear John:

On November 3, 2014, Integra LifeSciences (“Integra”) announced plans to spin off its Spine and Orthobiologics businesses in 2015. Shortly following that announcement, Integra established an interim leadership structure for the Spine and Orthobiologics businesses to enable those businesses to, more quickly, work as an independent group. You have been identified as a leader within that interim structure. Your continued support and commitment in making sure the activities surrounding the spinoff and in the ultimate creation of the new, free-standing SeaSpine company is critical to our collective success.

Provided your job performance continues to meet expectations, Integra intends that you will continue to serve in your current role as VP, Sales for Spine and Orthobiologics through the date of the spinoff. If before the spinoff, Integra, or, from the date of spinoff through December 31, 2015, SeaSpine terminates your employment for any reason other than for cause, you will receive from Integra or from SeaSpine, as applicable, a one-time payment equivalent to six months of your salary at the time of termination. In addition, you will also receive any standard severance package then in effect from Integra or SeaSpine, as applicable. If your employment is not terminated by SeaSpine and continues past December 31, 2015, or you choose on your own accord to resign from Integra prior to the spinoff or from SeaSpine after the spinoff, you will not be eligible for any payments and severance packages described in this paragraph.

At all times, your employment with Integra or, ultimately, with SeaSpine is and shall continue to be “at-will” and you may be terminated at any time with or without cause or notice by either Integra or SeaSpine, as applicable, or by you through resignation. This letter does not constitute an express or implied promise of continued employment with Integra or with SeaSpine for any period and does not alter your “at-will” employment status.

Regards,

Brian Larkin

President and Chief Executive Officer (interim) of SeaSpine

Receipt Acknowledged:

/s/ John Winge	1-28-15
John Winge	Date